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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Sands                            Theodore                  D.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

    535 Fifth Ave., Suite 3300
--------------------------------------------------------------------------------
                                    (Street)

     New York                        New York                10017
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Arch Coal, Inc. (ACI)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

     December 31, 1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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


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
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                    2.                                                                                     Deriv-    of
                    Conver-                   5.                             7.                            ative     Deriv-  11.
                    sion                      Number of     6.               Title and Amount              Secur-    ative   Nature
                    or                        Derivative    Date             of Underlying        8.       ities     Secur-  of
                    Exer-                     Securities    Exercisable      Securities           Price    Bene-     ity:    In-
                    cise     3.               Acquired (A)  and Expiration   (Instr. 3 and 4)     of       ficially  Direct  direct
                    Price    Trans-   4.      or Disposed   Date             ----------------     Deriv-   Owned     (D) or  Bene-
1.                  of       action   Trans-  of (D)        Month/Day/Year)            Amount     ative    at End    In-     ficial
Title of            Deriv-   Date     action  (Instr. 3,    ---------------            or         Secur-   of        direct  Owner-
Derivative          ative    (Month/  Code    4 and 5)      Date    Expira-            Number     ity      Year      (I)     ship
Security            Secur-   Day/     (Instr. ------------  Exer-   tion               of         (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    8)      (A)      (D)  cisable Date     Title     Shares     5)       4)        4)      4)
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


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Phantom Stock     1 for 1   4/08/99    A       303.030      (1)     (1)   Common Stock    303.030  $12.375   303.030  (D)
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Dividend
Equivalent Rights 1 for 1   6/15/99    A         2.581      (2)     (2)   Common Stock      2.581  $13.50      2.581  (D)
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Phantom Stock     1 for 1   6/30/99    A       315.315      (1)     (1)   Common Stock    315.315  $13.875   315.315  (D)
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Dividend
Equivalent Rights 1 for 1   9/15/99    A         4.761      (2)     (2)   Common Stock      4.761  $15.00      4.761  (D)
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Phantom Stock     1 for 1   9/30/99    A     1,522.843      (1)     (1)   Common Stock  1,522.843  $12.313 1,522.843  (D)
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Dividend
Equivalent Rights 1 for 1  12/15/99    A        26.008      (2)     (2)   Common Stock     26.008  $ 9.500    26.008  (D)
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Phantom Stock     1 for 1  12/31/99    A       497.238      (1)     (1)   Common Stock    497.238  $11.313   497.238  (D)
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====================================================================================================================================
Explanation of Responses:
1.  The phantom stock units were accrued under the Arch Coal, Inc. Deferred Compensation Plan and are to be settled in cash, payable in equal annual installments over ten years upon the reporting person's retirement from the  Board or in a lump sum payment upon his death, if prior to retirement.
2.  The rights accrued when and as dividends were paid on Arch Coal, Inc. Common Stock.


    /s/Rosemary L. Klein                                     February 3, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
  Rosemary L. Klein, Assistant Secretary,
  for Theodore D. Sands

**   Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2
